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Exhibit 10.1A

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into by and between Charles Elliott (C.E.) Andrews, a resident of the Commonwealth of Virginia ("Executive"), and SLM Corporation, a corporation organized and existing under the laws of the State of Delaware ("Company").

        WHEREAS, the Company wishes to retain Executive and obtain his commitment to serve as Executive Vice President of the Company on the terms set forth herein;

        NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

        1.     Employment and Term.    Executive hereby agrees to be employed as Executive Vice President of the Company, and Company hereby agrees to retain Executive as Executive Vice President ("Executive Vice President"). To the extent required by law, Executive's employment under this Agreement shall be maintained through Sallie Mae, Inc. ("Sallie Mae") or another wholly owned subsidiary of Company used to employ Company executives, and in such case any reference in this Agreement to employment or termination of employment with Company shall be deemed to include employment or termination of employment with Sallie Mae or such other subsidiary. The term of Executive's employment under this Agreement (the "Term") shall be the period commencing on February 24, 2003 and ending on February 23, 2006. If Executive's employment continues after the end of the Term, his status shall be that of an "at-will" employee, but the Sections identified in Section 14 of this Agreement will remain in effect for as long as the Company employs Executive.

        2.     Duties.    During the Term, Executive will have the title of Executive Vice President. Executive shall report to and receive instructions from Company's Chief Executive Officer and shall assume such duties and responsibilities as may be reasonably assigned to Executive from time to time by the Chief Executive Officer.

        3.     Other Business Activities.    Executive shall serve Company faithfully and to the best of his ability and shall devote his full time, attention, skill and efforts to the performance of the duties required by or appropriate for his position as Executive Vice President. In furtherance of the foregoing, and not by way of limitation, for so long as he remains an Executive of Company, Executive shall not directly or indirectly engage in any other business activities or pursuits, except for (a) with prior notice to the Chief Executive Officer, activities in connection with (i) service as a volunteer, officer or director or in a similar capacity of any charitable or civic organization, (ii) managing personal investments, and (iii) serving as a director, executor, trustee or in another similar fiduciary capacity for a non-commercial entity; provided, however, that any such activities do not materially interfere with Executive's performance of his responsibilities and obligations pursuant to this Agreement. Notwithstanding the foregoing, Company agrees that Executive may continue in his role as a member of the board of directors of the entities that Executive has given prior notice to the Vice Chairman and Chief Executive Officer prior to execution of this Agreement, provided, however, that any such activities may not materially interfere with Executive's performance of his responsibilities and obligations pursuant to this Agreement.

        4.     Base Salary.    The Company shall pay Executive a salary at the annual rate of $300,000 (the "Base Salary"). The Base Salary shall be inclusive of all applicable income, Social Security and other taxes and charges which are required by law or requested to be withheld by Executive and which shall be withheld and paid in accordance with Company's normal payroll practice for its similarly situated executives as in effect from time to time. The Compensation and Personnel Committee of the Board of Directors of the Company (the "Compensation Committee"), in consultation with the Chief Executive

Officer, in its discretion may review Executive's Base Salary during the Term, but shall have no obligation to increase the amount of Executive's Base Salary based upon any such review.

        5.     Annual Incentive Compensation.    Executive shall participate in Company's annual incentive compensation program(s) for executive officers as provided in the Management Incentive Plan ("MIP"), subject to the limitations and conditions set forth therein or in any successor plan. During the term of the Agreement, Executive shall have a maximum bonus opportunity of 275% of Base Salary (which would consider both corporate and individual performance under the terms of the MIP), provided however, that in calendar year 2003, any bonus shall be further prorated by the number of months Executive is a Company employee during calendar year 2003.

        6.     Stock Options.    Executive shall be granted stock options to purchase up to 200,000 shares of common stock of the Company under the terms and conditions set forth in Schedule B and this Agreement.

        7.     Restricted Stock.    Executive shall be granted 10,000 shares of restricted common stock of the Company under the terms specified under Schedule C and this Agreement.

        8.     Pension Plans.    Executive shall be entitled to participate in the tax-qualified and non-tax-qualified pension plans maintained or contributed to by Company or for the benefit of its senior executives (Executive Vice President level), including without limitation, the Sallie Mae Cash Account Retirement Plan and the Sallie Mae Supplemental Cash Account Retirement Plan (collectively, the "Company Pension Plans"), in accordance with the terms of such Company Pension Plans as they may be amended from time to time in the discretion of the Company; provided however, that upon Executive's termination of employment for any reason other than termination by Company for Cause as defined in Section 12.4, Executive shall be entitled to a supplemental retirement benefit equal to the amount, if any, by which (i) the Target Benefit Amount (as such term is defined below), exceeds (ii) the actuarial equivalent life annuity benefit, if any, that would be payable following such termination event under the Company Pension Plans, determined in accordance with the actuarial assumptions then used on such termination event under the Company Pension Plans to calculate the equivalent life annuity and assuming that Executive commenced benefit distributions under the Company Pension Plans at the same date. For purposes of this Agreement, the "Target Benefit Amount" equals a single life annuity of $135,000 payable to Executive at age 61 following continuous service with the Company from the date of this Agreement through age 61, except that: (1) if Executive's employment terminates Without Cause or For Good Reason (as defined in Section 12.2) the Target Benefit Amount shall be as provided in Section 12.2(c) or if Executive's employment otherwise terminates before or after age 61, the Target Benefit Amount shall be adjusted as provided for in the schedule attached hereto as Schedule A; and (2) if Executive's employment terminates by the Company For Cause as provided in Section 12.4(a), Executive shall forfeit the supplemental retirement benefit described in this Section 8. Executive's Target Benefit Amount will accrue during a year on a straight-line basis, upon the last day worked in each month. The Target Benefit Amount is payable at the same time and in the same manner as Executive elects under the Sallie Mae Supplemental Cash Account Retirement Plan.

        9.     Medical Insurance and Other Benefits.

          (a)   Medical Insurance.    During the Term of this Agreement and for as long as Executive remains Executive Vice President, Executive shall be entitled to participate in any medical and dental insurance plans generally available to the senior management of Company, as such plans may be in effect from time to time. For twelve (12) months after termination of Executive's employment with Company, other than on account of termination by Company for Cause or by Executive Without Good Reason (as such terms are defined in Section 12.4), Executive and his eligible dependents or survivors shall be entitled to continue to participate in such plans on the terms generally applied to actively employed senior management of Company, including any employee cost-sharing provisions. The aforesaid twelve (12) months shall be considered as continuing coverage under COBRA and pursuant to federal regulations, Executive may continue remaining COBRA medical and dental coverage for a maximum period of 18 months from the last day of the month following termination of employment (last six (6) months at Executive's sole expense and first twelve (12) months as described above). To the extent the terms and conditions of the aforesaid plans do not permit participation by Executive, his dependents, or his survivors, during the first twelve months after termination of his employment with the Company, Company shall arrange to provide Executive, his dependents, or his survivors with the after-tax economic equivalent of such continued coverage. After the termination of his employment with Company, Executive shall cease to be covered under the foregoing medical and/or dental insurance plans if he obtains coverage under other medical and/or dental insurance plans.

          (b)   Other Benefit Plans.    Executive shall be entitled to receive or participate in such further savings, deferred compensation, health or welfare benefit plans offered to Company's senior management generally, in accordance with the terms of such plans as they may be amended from time to time in the discretion of the Company.

          (c)   Perquisites; Expenses.    The Company agrees to reimburse Executive for all reasonable, ordinary and necessary business expenses incurred by Executive in performing his duties pursuant to this Agreement, in accordance with Company's reimbursement policies generally applicable to management personnel.

        10.   Nondisclosure of Confidential Information.

          (a)   Executive and Company acknowledge that Executive will, in the course of his employment, come into possession of confidential, proprietary business and technical information, and trade secrets of Company and its Affiliates, as defined in Section 11(b) (the "Proprietary Information"). Proprietary Information includes, but is not limited to, the following:

  •
  Business Procedures, Financial Information, Accounting Information, Credit Information. All information concerning or relating to the way Company and its Affiliates conduct their business, which is not generally known to the public or within the industry or trade in which Company or its Affiliates compete (such as Company contracts, internal business procedures, controls, plans, licensing techniques and practices, supplier, subcontractor and prime contractor names and contacts and other vendor information, computer system passwords and other computer security controls, financial information, distributor information, and employee data) and the physical embodiments of such information (such as check lists, samples, service and operational manuals, contracts, proposals, printouts, correspondence, forms, listings, ledgers, financial statements, financial reports, financial and operational analyses, financial and operational studies, management reports of every kind, databases, employment or personnel records, and any other written or machine-readable expression of such information as are filed in any tangible media).

  •
  Marketing Plans and Customer Lists. All information not generally known to the public or within the industry or trade in which Company or its Affiliates compete pertaining to Company's and its Affiliates' marketing plans and strategies; forecasts and projections; marketing practices, procedures and policies; goals and objectives; quoting practices, procedures and policies; and customer data including the customer list, contracts, representatives, requirements and needs, specifications, data provided by or about prospective customers, and the physical embodiments of such information.

  •
  Business Ventures: All information not generally known to the public or within the industry or trade in which Company or its Affiliates operate concerning new product development, negotiations for new business ventures, future business plans, and similar information and the physical embodiments of such information.

  •
  Software. All information relating to Company's and its Affiliates' software or hardware in operation or various stages of research and development, which are not generally known to the public or within the industry or trade in which Company or its Affiliates compete and the physical embodiments of such information.

  •
  Litigation. Information which is not a public record and is not generally known to the public or within the industry or trade in which Company or its Affiliates compete regarding litigation and potential litigation matters and the physical embodiments of such information.

  •
  Policy Information. Information not of a public nature regarding the policies and positions that have been or will be advocated by Company and its Affiliates with government officials, the views of government officials toward such policies and positions, and the status of any communications that Company or its Affiliates may have with any government officials.

  •
  Information Not Generally Known. Any information which (a) is not generally known to the public or within the industry or trade in which Company or its Affiliates compete, (b) gives Company or its Affiliates an advantage over its or their competitors, or (c) has significant economic value or potentially significant economic value to Company or its Affiliates, including the physical embodiments of such information.

          (b)   Executive acknowledges that the Proprietary Information is a valuable and unique asset of Company and its Affiliates. Executive agrees that he will not, at any time during his employment or after the termination of his employment with Company, without the prior written consent of Company or its Affiliates, as applicable, either directly or indirectly divulge any Proprietary Information for his own benefit or for any purpose other than the exclusive benefit of Company and/or its Affiliates.

        11.   Agreement Not to Compete.

          (a)   Executive agrees that he shall not compete with Company or its Affiliates for the Restricted Period, which is defined as the longer of two years after the termination of Executive's employment with Company for any reason, or six months after he no longer holds any unexercised Stock Options (whether or not then vested or exercisable).

          (b)   For the purposes of this Section 11, "compete" shall mean directly or indirectly through one or more intermediaries (i) working or serving as a director, officer, employee, consultant, agent, representative, or in any other capacity, with or without compensation, on behalf of one or more entities engaged in the Company's Business (as defined below) in the United States, Canada, or any other country where Company (including any Affiliate) either engages in the Company's Business at the time of Executive's termination or where Company, at the time of Executive's termination, has developed a business plan or taken affirmative steps to engage in the Company's Business; (ii) soliciting any employees, customers, or business partners of Company, inducing any customer or business partner of the Company to breach a contract with the Company or any principal for whom the Company acts as agent to terminate such agency relationship; and/or (iii) making statements about Company or its management reasonably determined by the Company to be disparaging. For purposes of this provision, the term "the Company's Business" shall mean any business activity or line of business similar to the type of business conducted by Company, Sallie Mae, and/or their Affiliates at the time of Executive's termination of employment or which Company, Sallie Mae and/or their Affiliates at the time of Executive's termination of employment or within one year prior thereto have planned to enter into or conduct. Given his role as Executive Vice President, Executive expressly agrees that the markets served by Company, Sallie Mae and their Affiliates extend nationally and to Canada and are not dependent on the geographic location of the executive personnel or the businesses by which they are employed and that the restrictions set forth in this Section 11 are reasonable and are no greater than are required for the protection of Company, Sallie Mae, and its Affiliates. For purposes of this Agreement, the term "Affiliate" shall be deemed to refer to Company, and any entity (whether or not existing on the date hereof) controlling, controlled by or under common control with Company.

          (c)   In the event the Company reasonably determines that Executive has violated any provision of this Section 11, and Executive has not cured such violation within five (5) days of the date of receipt of written notice thereof by Executive, Executive shall (i) forfeit the Stock Options granted under this Agreement and Schedule B, regardless of whether then vested, unvested, exercisable or unexercisable, and (ii) repay to Company any gross profits realized from the exercise of the Stock Options since the earlier of one year prior to the date of such violation and the termination of Executive's employment with Company (whichever date occurred the longest period of time before the date of any such option exercise).

        12.   Termination.    Executive's employment hereunder may be terminated during the Term upon the occurrence of any one of the events described in this Section 12. Upon termination, Executive shall be entitled only to such compensation and benefits as described in this Section 12.

          12.1. Disability and Death.

          (a)   Disability.    If Executive becomes physically or mentally disabled to such an extent that he is not able to perform the duties set forth in Section 2 of this Agreement, with or without a reasonable accommodation, for a period of more than 180 days, either consecutively or within any 365-day period ("Disability"). If the employment of Executive terminates during the Term due to the Disability of Executive, Company shall provide to Executive (i) whatever benefits are available to him under any disability benefit plan(s) applicable to him at the time of such termination to the extent Executive satisfies the requirements of such plan(s), and (ii) the payments set forth in Section 12.1(c).

          (b)   Death.    If Executive dies during the Term, Company shall pay to Executive's executors, legal representatives or administrators the payments set forth in Section 12.1(c). Except as specifically set forth in this Section 12.1 or under applicable laws, Company shall have no liability or obligation hereunder to Executive's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him by reason of Executive's death, except that Executive's executors, legal representatives or administrators will be entitled to receive any death benefit payable to them as beneficiaries under any insurance policy or other benefits plans in which Executive participates as an employee of Company and to exercise any rights afforded them under any benefit plan then in effect.

          (c)   Payment Upon Disability or Death.    Upon termination of the employment of Executive due to death or Disability during the Term, Company shall pay an amount equal to all accrued but unpaid Base Salary through the date of termination of employment, plus a MIP bonus pro-rated for the year through the date of termination, plus an amount equal to the following: three (3) times Base Pay less the amount of Base Salary received since February 24, 2003 (under no circumstances shall such number be less than zero). In addition, upon such termination of employment, Executive and Executive's eligible dependents or survivors shall be entitled to medical and dental insurance benefits as provided in Section 9(a) and to the supplemental retirement benefit described in Section 8 accrued as of the date of termination and payable immediately.

          12.2. Termination By Company Without Cause; Termination By Executive For Good Reason.

          (a)   Termination By Company Without Cause.    The Company may terminate Executive's employment hereunder at any time for any reason other than Cause upon written notice to Executive ("Termination Without Cause").

          (b)   Termination By Executive For Good Reason.    Executive may terminate his employment hereunder at any time For Good Reason ("Termination For Good Reason"). For purposes of this Agreement, Good Reason shall mean (i) a material reduction in the position of Executive, provided that a Change in Control (including the fact that the Company's stock is not publicly held or is held or controlled by a single stockholder as a result of a Change in Control) shall not be deemed a material reduction in the position or responsibilities of Executive; (ii) a reduction in Executive's Base Salary or a material reduction in Executive's compensation arrangements or benefits; (iii) a substantial failure of Company to perform any material provision of this Agreement; or (iv) a relocation of Company's executive offices to a distance of more than seventy-five (75) miles from its location as of the date of this Agreement, unless such relocation results in Company's executive offices being closer to Executive's then primary residence or does not substantially increase the average commuting time of Executive. For purposes of this Agreement, Good Reason shall not include notice to Executive that Executive's employment will terminate upon expiration of the Term of this Agreement.

          (c)   In the event of a Termination Without Cause or a Termination For Good Reason, and provided Executive signs a release of claims against the Company, Company shall pay to Executive within forty-five (45) days after termination an amount equal to all accrued but unpaid Base Salary through the date of termination of employment, plus a MIP bonus pro-rated for the year through the date of termination, plus an amount equal to the following: three (3) times Base Pay less the amount of Base Salary received since February 24, 2003 (under no circumstances shall such number be less than zero). Further, upon and following Executive's Termination Without Cause or Termination For Good Reason, Executive and Executive's eligible dependents or survivors shall be entitled to medical and dental insurance benefits as provided in Section 9(a) and shall be entitled to receive the supplemental retirement benefit described in Section 8 accrued as of the date of termination provided that for purposes of calculating the supplemental retirement benefit, the Target Benefit Amount shall be no less than the Target Benefit Amount that otherwise would have accrued upon February 23, 2006.

          12.3 Change in Control.

          (a)   For purposes of this Agreement, "Change in Control" shall mean an occurrence of one or more of the following events:

    (i)
    an acquisition (other than directly from Company) of any voting securities of Company (the "Voting Securities") by any "person" or "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) other than an employee benefit plan of Company, immediately after which such person or group has "Beneficial Ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of Company's then outstanding Voting Securities; or

    (ii)
    within any 12-month period, the individuals who were directors of the Company as of the date the Board of Directors approved this Agreement (the "Incumbent Directors") ceasing for any reason other than death, disability or retirement to constitute at least a majority of the Board of Directors, provided that any director who was not a director as of the date the Board of Directors approved this Agreement shall be deemed to be an Incumbent Director if such director was appointed or nominated for election to the Board of Directors by, or on the recommendation or approval of, at least a majority of directors who then qualified as Incumbent Directors, provided further that any director appointed or nominated to the Board of Directors to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an Incumbent Director; or

    (iii)
    satisfaction of all conditions to a merger, consolidation, or reorganization involving Company that results in the stockholders of Company immediately before such merger, consolidation or reorganization owning, directly or indirectly, immediately following such merger, consolidation or reorganization, less than fifty percent (50%) of the combined voting power of the corporation which survives such transaction as the ultimate parent entity, unless such merger, consolidation or reorganization is not thereafter consummated; or

    (iv)
    a sale of all or substantially all of the assets of Company.

          (b)   If, as a result of payments provided for under or pursuant to this Agreement together with all other payments in the nature of compensation provided to or for the benefit of Executive under any other agreement in connection with a Change in Control, Executive becomes subject to taxes of any state, local or federal taxing authority that would not have been imposed on such payments but for the occurrence of a Change in Control, including any excise tax under Section 4999 of the Code and any successor or comparable provision, then, in addition to any other benefits provided under or pursuant to this Agreement or otherwise, Company (including any successor to Company) shall pay to Executive at the time any such payments are made under or pursuant to this or the other agreements, an amount equal to the amount of any such taxes imposed or to be imposed on Executive (the amount of any such payment, the "Parachute Tax Reimbursement"). In addition, Company (including any successor to Company) shall "gross up" such Parachute Tax Reimbursement by paying to Executive at the same time an additional amount equal to the aggregate amount of any additional taxes (whether income taxes, excise taxes, special taxes, employment taxes or otherwise) that are or will be payable by Executive as a result of the Parachute Tax Reimbursement being paid or payable to Executive and/or as a result of the additional amounts paid or payable to Executive pursuant to this sentence, such that after payment of such additional taxes Executive shall have been paid on a net after-tax basis an amount equal to the Parachute Tax Reimbursement. The amount of any Parachute Tax Reimbursement and of any such gross-up amounts shall be determined by Company's independent auditing firm, whose determination, absent manifest error, shall be treated as conclusive and binding absent a binding determination by a governmental taxing authority that a greater amount of taxes is payable by Executive.

          12.4 Termination For Cause; Termination By Executive Without Good Reason.

          (a)   Termination for Cause.    The Company may terminate the employment of Executive for Cause at any time during the Term. For purposes of this Agreement, Cause shall mean a determination by the Company that there has been a willful and continuing failure of Executive to perform substantially his obligations under this Agreement (other than as a result of Executive's death or Disability) and, if in the judgment of the Company such willful and continuing failure may be cured by Executive, that such failure has not been cured by Executive within ten (10) business days after written notice of such was given to Executive by the Company, or that Executive has committed an act of Misconduct (as defined below). For purposes of this Agreement, "Misconduct" shall mean: (i) embezzlement, fraud, commission of a felony, breach of fiduciary duty or deliberate disregard of material Company rules, including, but not limited to Sallie Mae's Code of Business Conduct, as modified from time to time; (ii) personal dishonesty of Executive materially injurious to Company; (iii) an unauthorized disclosure of any Proprietary Information; or (iv) competing with the Company while employed by the Company or during the Restricted Period, in contravention of Section 11.

          (b)   Termination By Executive Without Good Reason.    Executive may terminate his employment hereunder at any time without Good Reason (as defined in Section 12.2(b)) ("Termination Without Good Reason").

          (c)   In the event Executive's employment with Company is terminated by Company for Cause or by Executive Without Good Reason, Executive shall receive all accrued but unpaid Base Salary, and benefits as of the effective date of termination. If Executive's employment is terminated by Company for Cause, Executive shall forfeit the supplemental retirement benefit described in Section 8. If Executive terminates his employment Without Good Reason, Executive shall be entitled to receive the supplemental retirement benefit described in Section 8 accrued as of the date of termination.

        13.   Other Agreements.    Executive represents and warrants to Company that:

          (a)   There are no restrictions, agreements or understandings whatsoever to which Executive is a party or by which he is bound that would prevent or make unlawful Executive's execution of this Agreement or Executive's employment hereunder, or which are or would be inconsistent or in conflict with this Agreement or Executive's employment hereunder, or which would prevent, limit or impair in any way the performance by Executive of his obligations hereunder.

          (b)   Executive shall disclose the existence and terms of the restrictive covenants set forth in this Agreement to any employer by whom Executive may be employed during the Term (which employment is not hereby authorized) or during the Restricted Period as defined in the Agreement Not to Compete by and between Executive and Company set forth in Section 11 hereof.

        14.   Survival of Provisions.    The provisions of this Agreement, including without limitation those set forth in Sections 3, 8, 9, 10, 11, 13, 14, 15, 17, 18, 25 and 26 hereof, shall survive the termination of Executive's employment hereunder and the payment of all amounts payable and delivery of all post-termination compensation and benefits pursuant to this Agreement incident to any such termination of employment.

        15.   Successors and Assigns.    This Agreement shall inure to the benefit of and be binding upon Company and its successors or permitted assigns and Executive and his executors, administrators or heirs. The Company shall require any successor or successors expressly to assume the obligations of Company under this Agreement. For purposes of this Agreement, the term "successor" shall include the ultimate parent corporation of any corporation involved in a merger, consolidation, or reorganization with or including the Company that results in the stockholders of Company immediately before such merger, consolidation or reorganization owning, directly or indirectly, immediately following such merger, consolidation or reorganization, securities of another corporation, regardless of whether any such merger, consolidation or reorganization is deemed to constitute a Change in Control for purposes of this Agreement. Executive may not assign any obligations or responsibilities under this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of Company. At any time prior to a Change in Control, the Company may provide, without the prior written consent of Executive, that Executive shall be employed pursuant to this Agreement by any of its Affiliates instead of or in addition to Sallie Mae or Company, and in such case all references herein to the "Company" shall be deemed to include any such entity, provided that (i) such action shall not relieve Company of its obligation to make or cause an Affiliate to make or provide for any payment to or on behalf of Executive pursuant to this Agreement, and (ii) Executive's duties and responsibilities shall not be significantly diminished as a result thereof. The Board of Directors may assign any or all of its responsibilities hereunder to any committee of the Board of Directors, in which case references to Board of Directors shall be deemed to refer to such committee.

        16.   Executive Benefits.    This Agreement shall not be construed to be in lieu of or to the exclusion of any other rights, benefits and privileges to which Executive may be entitled as an executive of Company under any retirement, pension, profit-sharing, insurance, hospitalization or other plans or benefits which may now be in effect or which may hereafter be adopted.

        17.   Litigation Concerning Prior Employer.    If Executive is named as a Defendant or receives a notice of a deposition or subpoena concerning his prior employer (since 1980), Executive shall provide reasonable notice of such events and copy of such legal notices to the General Counsel of the Company.

        18.   Notices.    All notices required to be given to any of the parties of this Agreement shall be in writing and shall be deemed to have been sufficiently given, subject to the further provisions of this Section 18, for all purposes when presented personally to such party, or sent by facsimile transmission, any national overnight delivery service, or certified or registered mail, to such party at its address set forth below:

          (a)   If to Executive:

    Mr. C. E. Andrews
    2020 Spring Branch Drive
    Vienna, VA 22181

          (b)   If to Company:

    SLM Corporation
    Sallie Mae, Inc.
    11600 Sallie Mae Drive
    Reston, VA 20193
    Attention: General Counsel
    Fax No. (703) 810-7695

Such notice shall be deemed to be received when delivered if delivered personally, upon electronic or other confirmation of receipt if delivered by facsimile transmission, the next business day after the date sent if sent by a national overnight delivery service, or three (3) business days after the date mailed if mailed by certified or registered mail. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

        19.   Entire Agreement; Amendments.    This Agreement and any other documents, instruments or other writings delivered or to be delivered in connection with this Agreement as specified herein constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, understandings, and negotiations, whether written or oral, with respect to the terms of Executive's employment by Company. This Agreement may be amended or modified only by a written instrument signed by all parties hereto.

        20.   Waiver.    The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

        21.   Governing Law.    This Agreement shall be governed and construed as to its validity, interpretation and effect by the laws of the Commonwealth of Virginia.

        22.   Severability.    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        23.   Section Headings.    The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

        24.   Counterparts.    This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

        25.   Specific Enforcement; Extension of Period.    Executive acknowledges that the restrictions contained in Sections 10 and 11 hereof are reasonable and necessary to protect the legitimate interests of Company and its Affiliates and that Company would not have entered into this Agreement in the absence of such restrictions. Executive also acknowledges that any breach by him of Sections 10 or 11 hereof will cause continuing and irreparable injury to Company for which monetary damages would not be an adequate remedy. Executive shall not, in any action or proceeding by Company to enforce Sections 10 or 11 of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by Executive, Company shall have the right to enforce the provisions of Sections 10 and 11 of this Agreement by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies at law or in equity otherwise available to Company. In the event that the provisions of Sections 10 or 11 hereof should ever be adjudicated to exceed the time, geographic, or other limitations permitted by applicable law in any applicable jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, or other limitations permitted by applicable law.

        26.   Arbitration.    Any dispute or claim, other than those referred to in Section 25, arising out of or relating to this Agreement or otherwise relating to the employment relationship between Executive and Company (including but not limited to any claims under Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Family and Medical Leave Act; and the Employee Income Retirement Security Act) shall be submitted to Arbitration, in Fairfax County, Virginia, and except as otherwise provided in this Agreement shall be conducted in accordance with the rules of, but not under the auspices of, the American Arbitration Association. The arbitration shall be conducted before an arbitration tribunal comprised of three individuals, one selected by Company, one selected by Executive, and the third selected by the first two. The parties and the arbitrators selected by them shall use their best efforts to reach agreement on the identity of the tribunal within ten (10) business days of either party to this Agreement submitting to the other party a written demand for arbitration. The proceedings before the tribunal shall take place within twenty (20) business days of the selection thereof. Executive and Company agree that such arbitration will be confidential and no details, descriptions, settlements or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other party, unless required by law or court order or in connection with enforcement of any decision in such arbitration. Any damages awarded in such arbitration shall be limited to the contract measure of damages, and shall not include punitive damages. The parties shall equally divide the costs of the arbitrators, and each party shall bear his or its attorneys' fees and other costs, except that the arbitrators may specifically direct one party to bear the entire cost of the arbitration, including all attorneys' fees, if the arbitrators determine that such party acted in bad faith.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

SLM Corporation
By:	/s/ Marianne M. Keler	/s/ C. E. Andrews C.E. Andrews
Title:	General Counsel

Schedule A

NONQUALIFIED TARGET PENSION PLAN BENEFIT
FOR C.E. ANDREWS

        Target Pension Plan Benefit: An annual target pension plan benefit at age 61 of $135,000 offset by the sum of the single life annuity-equivalent benefits accrued under the Cash Account Retirement Plan, nonqualified Supplemental Cash Account Retirement Plan.

			Total Annual Target (Before Benefit Offsets)
Year
	Date	Age	Life Annuity	Lump Sum
1	12/31/2003	52	$7,000	$107,000
2	12/31/2004	53	$15,000	$227,000
3	12/31/2005	54	$24,000	$357,000
4	12/31/2006	55	$35,000	$512,000
5	12/31/2007	56	$46,000	$662,000
6	12/31/2008	57	$60,000	$847,000
7	12/31/2009	58	$75,000	$1,039,000
8	12/31/2010	59	$93,000	$1,263,000
9	12/31/2011	60	$112,000	$1,490,000
10	12/31/2012	61	$135,000	$1,757,000
11	12/31/2013	62	$161,000	$2,049,000

        The total annual target pension plan benefits shown reflect adjustments to the age 61 benefit for years of service and payment commencement dates before and after age 61. The benefit offsets at any given date are the single life annuity-equivalent amounts accrued under the respective plans, as if they were payable at the same date.

        Payment Options. The target pension plan benefit is payable as a life annuity, actuarially equivalent joint and survivor annuity or as a lump sum, based on the actuarial conversion rates in the Cash Account Retirement Plan, as of the date payment(s) begin. Lump sums shown above are for illustration only and are based on the rates for fourth quarter 2002, including an interest rate of 4.96%. The actual lump sum could vary significantly—higher or lower—depending on rates.

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